EXHIBIT 99.1

MINERALS TECHNOLOGIES INC.
SAVINGS AND INVESTMENT PLAN

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2003

In connection with the Annual Report on Form 11-K of the Minerals Technologies Inc. Savings and Investment Plan for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), each of John A. Sorel, Senior Vice President - Finance, Chief Financial Officer and Member, Minerals Technologies Inc. Savings and Investment Plan Committee; and Gordon S. Borteck, Vice President, Organization and Human Resources, and Chairman, Minerals Technologies Inc. Savings and Investment Plan Committee, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

    The information contained in the Report fairly presents, in all material respects, the net assets available for benefits and changes in net assets available for benefits of the Minerals Technologies Inc. Savings and Investment Plan.

Dated:     June 24, 2004
/s/	John A. Sorel
Name:	John A. Sorel
Title:	Senior Vice President - Finance,
Chief Financial Officer;
Member, Minerals Technologies Inc.
Savings and Investment Plan Committee

Dated:     June 24, 2004
/s/	Gordon S. Borteck
Name:	Gordon S. Borteck
Title:	Vice President, Organization and Human Resources
Chairman, Minerals Technologies Inc.
Savings and Investment Plan Committee

A signed original of this written statement required by Section 906 has been provided to Minerals Technologies Inc. and will be retained by Minerals Technologies Inc. and furnished to the Securities and Exchange Commission or its staff upon request.